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                                                                     EXHIBIT 23.

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Jacobs Engineering Group Inc. of our report dated November 2, 1994, except for Note 3 -- Long-term Debt, as to which the Date is December 22, 1994, included in the 1994 Annual Report to Shareholders of Jacobs Engineering Group Inc.

Our audits also included the financial statement schedules of Jacobs Engineering Group Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in both the Registration Statement (Form S-8 No. 33-45914) pertaining to the Jacobs Engineering Group Inc. 1981 Executive Incentive Plan and in the Registration Statement (Form S-8 No. 33-45927) pertaining to the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan of our report dated November 2, 1994, except for Note 3 -- Long-term Debt, as to which the Date is December 22, 1994, with respect to the consolidated financial statements and schedules of Jacobs Engineering Group Inc. included and incorporated by reference in the Annual Report (Form 10-K) for the year ended September 30, 1994.


                                                      ERNST & YOUNG LLP


Los Angeles, California
December 28, 1994